Contact:

Probe Manufacturing, Inc.

Kam Mahdi, Chairman and CEO

949-273-4990 X814

kmahdi@probeglobal.com

or

John Bennett, CFO

949-273-4990 X807

jbennett@probeglobal.com

Probe Manufacturing Announces the Appointment of Accomplished Industry Veteran to Board of Directors

Irvine, California, (June 14, 2012) Probe Manufacturing, Inc., (OTC QB : PMFI), a global electronics design & manufacturing services company,  is pleased to announce the appointment of Robert E. Young to its board of directors.

Mr. Young brings over 30 years of technological and manufacturing expertise, as well as business and financial leadership to Probe’s board of directors.  Mr. Young was Director of Mobile Services for Boeing Satellite Systems, Inc. (“BSS”), the world’s largest manufacturer of commercial satellites, where he was responsible for developing communication and navigation services for governmental and commercial clients. Prior to joining BSS, Mr. Young was the CFO and Chief of Business Operations for a joint venture between Hughes Electronics, General Motors and Delco Electronics.  Previously, Mr. Young was assigned to the Hughes Electronics Corporate Office where he was responsible for mergers and acquisitions, identifying and developing foreign offset programs and served as the Hughes Chief Economist.  Mr. Young currently sits on the board of Kinecta Federal Credit Union, which is the 9th largest credit union in the United States (having previously served as Kinecta’s Chairman of the board of directors from 2007-2009).  Mr. Young received his B.S. degree from the San Diego State University and an M.BA. from Loyola Marymount University.

Kam Mahdi, CEO of Probe stated, “the addition of Mr. Young to our Board will bring extensive experience to assist in supporting and guiding the future growth of Probe.”

“We are very excited and fortunate to have attracted such a high-caliber talent to our company as we continue to implement and execute on our strategic business initiatives,” said John Bennett, CFO of Probe.

About Probe Manufacturing, Inc.

Probe Manufacturing is a global electronics design & manufacturing services company providing innovators with business services through our factory in California as well as factories Worldwide. Headquartered in Irvine, California, Probe has been serving industrial, instrumentation, medical, aerospace, defense, and automotive industries since 1994. Probe’s common stock is traded on the OTC Market QB under the symbol PMFI. Further information is available on Probe’s website: www.probeglobal.com.

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This release contains certain forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) with respect to whether Probe’s appoint of Robert Young will assist the company in achieving its business initiatives and capitalizing on its strategic opportunities.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to changes in general economic and market conditions; uncertainties regarding changes in the EMS industry; the uncertainties relating to the implementation of our global business strategy; and other risk factors as outlined in the company’s periodic reports, as filed with the U.S. Securities and Exchange Commission.  Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

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Endnotes

17475 Gillette Avenue

Irvine, CA 92614

949.273.4990 main

949.273.4990 fax

www.probeglobal.com